Exhibit 10.15
THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) made as of the 26th day of February, 2001 by and between AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and Timothy J. Naughton (“Executive”), as previously amended, is hereby further amended as follows (new language is bold and underlined and deleted language is struck through:
     1. The last sentence of Section 3(b) of the Agreement is hereby amended to read as follows:
“Any Cash Bonuses for a fiscal year hereunder shall be paid as a lump sum ~~not later than 75 days~~ after the end of the ~~Company’s preceding~~ fiscal year but not later than March 14 after the end of the fiscal year.”
     2. Section 7(c)(i)(b)(A) of the Agreement is hereby amended to read as follows:
“The Company may defer the determination of the Cash Bonus and the restricted stock portion of the LT Equity Bonus until such bonuses in respect of such year are determined for other officers, and at such time the amounts to be used for determining Executive’s pro rata bonuses shall be a percentage of his target Cash Bonus and a percentage of his target number of restricted shares with such percentages being equal to the average of the percentages that apply to the Cash Bonus and restricted shares, respectively, of other officers ranked Senior Vice President or higher, but in no event shall such Cash Bonus and the restricted stock portion of the LT Equity Bonus be paid to Executive later than March 14 of the calendar year following the calendar year that includes the Date of Termination; and”
     3. The first sentence of Section 7(c)(iii) of the Agreement is hereby amended to read as follows:
“In the event the Company elects to terminate Executive’s employment during the Employment Period on account of Disability, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i) and subject to Executive first entering into a separation agreement, including a general release of all claims, in a form reasonably acceptable to the Company (‘Separation Agreement‘) ~~within 21 days of the Date of Termination~~, pay to Executive, in one lump sum, ~~no later than the later of the effective date~~31 days following the Date of

Termination, an amount equal to one times Average Covered Total Compensation.”
     4. The first sentence of Section 7(c)(iv) of the Agreement is hereby amended to read as follows:
“In the event the Company gives Executive a notice of non-renewal pursuant to Section 1 above, and either (I) within one year after expiration of the Employment Period the Executive voluntarily terminates his employment (‘Post-Expiration Resignation‘) or (II) within two years after expiration of the Employment Period the Executive’s employment is terminated by the Company without Cause or Constructively Terminated without Cause (‘Post-Expiration Termination‘), then, in either such case, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i), and subject to Executive first entering into a Separation Agreement within 21 days of the Date of Termination, pay to Executive, ~~for 12 consecutive months beginning with the first business day of the calendar month following the Effective Date of said Separation Agreement, a monthly amount equal to one-twelfth (1/12) of~~ in one lump sum, 31 days following the Date of Termination, an amount equal to the sum of one times his then applicable Base Salary plus one times Average Covered Cash Bonus Compensation.”
     5. The first sentence of Section 7(c)(v) of the Agreement is hereby amended to read as follows:
“In the event the Company or any successor to the Company terminates Executive’s employment without Cause, or if Executive terminates his employment in a Constructive Termination without Cause, in either case prior to the effective time of any Change in Control of the Company or at any time after two years after a Change in Control of the Company, the Company shall, in addition to paying the amounts provided under Section 7(c)(i), and subject to Executive first entering into a Separation Agreement within 21 days of the Date of Termination, pay to Executive, in one lump sum, ~~no later than the later of the Effective Date of said Separation Agrement or~~ 31 days following the Date of Termination, an amount equal to the sum of (x) two times Average Covered Base and Cash Bonus Compensation plus (y) one times Average Covered LT Equity Compensation (such sum, the ‘Section 7(c)(v) Payment‘); provided, however, that in the event that the Constructive Termination without Cause is a Relocation Termination, the payment shall be in an amount equal to one times Average Covered Total Compensation.”

     6. The first sentence of Section 7(c)(vi) of the Agreement is hereby amended to read as follows:
“In the event the Company or any successor to the Company terminates Executive’s employment without Cause (or Executive’s employment is Constructively Terminated without Cause) within two years following the effective time of a Change in Control of the Company, the Company shall, in addition to paying the amounts provided under Section 7(c)(i), and subject to Executive first entering into a Separation Agreement within 21 days of the Date of Termination, pay to Executive, in one lump sum, ~~no later than the later of the effective date of said Separation Agreement or~~ 31 days following the Date of Termination, an amount equal to three times Average Covered Total Compensation.”
     7. The second sentence of Section 7(d)(ii) of the Agreement is hereby amended to read as follows:
“The initial Partial Gross-Up Payment, if any, as determined pursuant to this 7(d)(ii), shall be paid to the ~~Executive within five days of the receipt of the Accounting Firm’s determination~~  appropriate tax authorities as withholding taxes on behalf of Executive at such time or times when each Excise Tax payment is due.”
     8. The following section shall be inserted as a new Section 7(i) to the Agreement:
     “(i) Section 409A.
     (a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s ‘separation from service’ within the meaning of Section 409A of the Code, the Company determines that Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided prior to the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the

Internal Revenue Service for the month in which separation from service occurs, from the date of separation from service until the payment date.
     (b) The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit and does not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year.
     (c) The reimbursement of expenses under this Agreement will be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
     (d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409(A)-1(h). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.”
     9. Except as amended herein, the Agreement is hereby confirmed in all other respects.

     IN WITNESS WHEREOF, this Amendment is entered into this 14th day of December, 2008.

AVALONBAY COMMUNITIES, INC.
By:	/s/ Charlene Rothkopf
	Name:	Charlene Rothkopf
	Title:	EVP-Human Resources

By:	/s/ Edward M. Schulman
	Name:	Edward M. Schulman
	Title:	SVP, General Counsel & Secretary

/s/ Timothy J. Naughton
Executive

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